(MERCK LOGO)

                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

Media Contact: Amy Rose                            Investor Contact: Graeme Bell
              (908) 423-6537                                      (908) 423-5185

     MERCK ANNOUNCES THIRD-QUARTER 2005 EARNINGS PER SHARE (EPS) OF 65 CENTS

     - Merck Anticipates Full-Year 2005 EPS Range of $2.47 to $2.51, Excluding Net Tax Charge, and Reported Full-Year 2005 EPS Range of $2.18 to $2.22

     - GARDASIL, Merck's Investigational Vaccine, Prevented 100% of Cervical Pre-cancers and Non-invasive Cervical Cancers Associated with HPV Types 16 and 18 in Phase III Study

     - U.S. Food and Drug Administration Approves PROQUAD, the First and Only Vaccine in the U.S. to Help Protect Children Against Measles, Mumps, Rubella and Chickenpox in One Shot

WHITEHOUSE STATION, N.J., Oct. 24, 2005 - Merck & Co., Inc. today announced that earnings per share (EPS) for the third quarter of 2005 were $0.65, compared to $0.60 for the third quarter of 2004. Net income was $1,420.9 million, compared to $1,325.6 million in the third quarter of last year. Worldwide sales were $5.4 billion for the quarter, compared to $5.5 billion for the third quarter of 2004.

     Total sales decreased 2% for the quarter, which reflects a decrease of 3% related to the VIOXX withdrawal, offset by other revenue growth of 1%.

     For the first nine months of 2005, EPS were $1.59, including the impact of a $640 million net tax charge ($0.29 per share) recorded in the second quarter. Excluding the impact of the net tax charge, EPS for the first nine months of 2005 were $1.88. Net income was $3,511.6 million and worldwide sales were $16.2 billion for the first nine months of 2005. Total sales decreased 5% for the first nine months, which reflects a decrease of 9% related to the VIOXX withdrawal, offset by other revenue growth of 4%. Global sales performance includes a 1-point favorable effect from foreign exchange for the quarter and a 2-point favorable effect for the first nine months of the year.

     "I am pleased to report that the quarter was consistent with our expectations," said Richard T. Clark, Chief Executive Officer and President. "We are focused on improving our core business fundamentals--specifically successfully launching our anticipated new

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                                      -2-


products, advancing the progression of our pipeline and reducing our cost structure over and above what has been achieved to date. We must improve our performance over the long term, and I truly believe we can. By the end of the year, I'll provide details about our plans, as well as milestones and metrics that can be used to evaluate our progress against them."

     Marketing and administrative expenses decreased 1% as compared to the third quarter of 2004. Excluding the VIOXX withdrawal costs of $141 million recorded in the third quarter 2004 as well as costs relating to ongoing global position eliminations of $80 million in the third quarter 2005 and $34 million in the third quarter 2004, marketing and administrative costs increased 5% for the quarter. The increase reflects activities required to prepare for the launch of four new investigational vaccines and maintaining activities in support of Merck's in-line products.

     Research and development expenses were $943 million during the third quarter, a 3% increase from the third quarter of 2004.

FULL-YEAR 2005 EPS GUIDANCE

     Merck anticipates full-year 2005 EPS of $2.47 to $2.51, excluding the net tax charge of $0.29 per share, reported in the second quarter, primarily relating to the American Jobs Creation Act. Merck anticipates reported full-year 2005 EPS of $2.18 to $2.22. Please see pages 12-13 of this news release for details of Merck's full-year 2005 financial guidance.

MERCK'S KEY FRANCHISES MAINTAIN LEADERSHIP POSITIONS

     Merck's major franchises continue to rank either first or second in their classes, in terms of worldwide sales, and to benefit from new indications and treatment options, as well as clinical results that support their safety and efficacy profiles.

     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the treatment of chronic asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $692 million for the third quarter and representing growth of 11% as compared to the third quarter of 2004. Sales for the first nine months were $2.2 billion, a 14% increase over the comparable 2004 period.

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                                      -3-


     In August, Merck announced that the U.S. Food and Drug Administration (FDA) has approved SINGULAIR for the relief of symptoms of perennial allergic rhinitis
(PAR), or indoor allergies, in adults and children six months of age and older. A convenient once-a-day tablet, SINGULAIR has been proven to help relieve a broad range of indoor and outdoor allergy symptoms for up to 24 hours.

     Global sales of Merck's antihypertensive medicines, COZAAR AND HYZAAR*, remained solid, reaching $751 million for the third quarter, representing growth of 6% as compared to the third quarter of 2004. Sales for the first nine months were $2.3 billion, a 9% increase over the comparable 2004 period.

     COZAAR and HYZAAR belong to the AIIA class, which remains the fastest growing class in the antihypertensive market. The AIIA class grew at 9.8% over the same period last year in the U.S. COZAAR/HYZAAR remained the number one branded AIIA in Europe and number two branded AIIA in the United States in the third quarter. In early October, the FDA approved a new tablet, HYZAAR 100-12.5 mg, a new dosage offering the once-daily efficacy of COZAAR 100mg with a low-dose diuretic.

     FOSAMAX remains the most prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis. FOSAMAX PLUS D, a new product that provides the proven power of FOSAMAX to reduce the risk of both hip and spine fractures plus the assurance of providing vitamin D consistent with the recommended guidelines, became available in the United States earlier this year. On Aug. 25, the European Commission granted marketing authorization for this product, which is known in Europe as FOSAVANCE.

     Additionally, new one-year extension results of the U.S. FACT study showed that FOSAMAX delivered significantly greater increases in bone mineral density
(BMD) at both the hip and spine than risedronate over two years. The increases in BMD seen with FOSAMAX were even greater compared to risedronate at year two than at year one. After two years, FOSAMAX also delivered superior reductions in bone turnover than risedronate, with a significantly greater effect after only three months of treatment.

     Global sales for the franchise reached $777 million during the third quarter, which was comparable to the third quarter of 2004. Sales for the first nine months were $2.4 billion, a 3% increase compared to the first nine months of 2004.

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*    COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
     Company, Wilmington, Del.

     On Oct. 17, Merck was notified that the U.S. Supreme Court would not review the previous court ruling where its claims regarding the patent covering once-weekly administration of FOSAMAX were found to be invalid. As a result, the earliest date for marketing of any generic alendronate in the United States continues to be February 2008.

     ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.0 billion in the third quarter, representing a decrease of 14% over the third quarter of 2004. Sales for the first nine months were $3.3 billion, a 15% decrease over the comparable 2004 period.

MERCK'S OTHER PROMOTED MEDICINES

     Sales of Merck's other promoted medicines and vaccines were $1.6 billion for the third quarter, representing growth of 10% as compared with the third quarter of 2004. Sales for the first nine months were $4.4 billion, a 10% increase over the comparable 2004 period. These products treat or prevent a broad range of medical conditions, including infectious disease, glaucoma, benign prostate enlargement, migraine, arthritis and pain.

     On Sept. 6, the FDA approved PROQUAD, a vaccine to help protect children against measles, mumps, rubella and chickenpox in a single injection. PROQUAD combines two well-established Merck vaccines -- M-M-R II and VARIVAX -- and builds on the tradition of these Merck vaccines in helping to protect children against these four potentially serious diseases.

     Merck's vaccine for hepatitis A, VAQTA, was approved by the FDA in August for use in children 12 months of age and older. Previously, VAQTA was approved for use in people two years of age and older.

MERCK'S PARTNERSHIPS AND ALLIANCES

     As reported by the Merck/Schering-Plough partnership, global sales of ZETIA and VYTORIN in the aggregate reached $630 million for the third quarter and combined new prescriptions reached 13.7% of the U.S. lipid-lowering market, according to the most recent weekly IMS Health data. Sales for the first nine months were $1.7 billion.

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                                      -5-


     Global sales by the Merck/Schering-Plough cholesterol partnership of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $356 million in the third quarter, an increase of 21% compared with the third quarter of 2004. Sales for the first nine months were $1.0 billion, a 39% increase over the comparable 2004 period. In the third quarter, ZETIA new prescriptions reached 6.4% of the U.S. lipid-lowering market, according to the most recent weekly IMS Health data.

     Global sales of VYTORIN, also developed and marketed by the Merck/Schering-Plough partnership, reached $274 million in the third quarter. VYTORIN, marketed outside the United States as INEGY, is the first single cholesterol treatment to provide LDL cholesterol lowering through the dual inhibition of cholesterol production and absorption. Sales for the first nine months were $673 million. In the third quarter, VYTORIN new prescriptions reached 7.3% of the U.S. lipid-lowering market, according to the most recent weekly IMS Health data.

     Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $444 million in the third quarter and $1.2 billion in the first nine months of the year.

MERCK'S PIPELINE CONTINUES TO PROGRESS

     Merck continued to make progress on its three investigational vaccines in late-stage development, two of which--ROTATEQ and ZOSTAVAX--are under review by the FDA and other regulatory agencies around the world. These vaccines represent significant new opportunities for Merck in the pediatric, adolescent and adult vaccine markets.

     On Oct. 7th, Merck presented the first Phase III data on an investigational vaccine, GARDASIL. These data, presented at the Infectious Diseases Society of America (IDSA) annual meeting, reported that GARDASIL prevented 100% of high-grade cervical pre-cancers and non-invasive cancers (CIN 2/3 and AIS) associated with human papillomavirus (HPV) types 16 and 18. CIN (cervical intraepithelial neoplasia) 2 is a moderate-grade lesion of the cervix while CIN 3 represents both high-grade lesions and CIS (carcinoma in situ), the immediate pre-cursor to invasive squamous cell cervical cancer. AIS is the early development of adenocarcinoma (or glandular cancer) of the cervix.

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The analysis compared GARDASIL to placebo in women who were not infected with
HPV 16 and 18 at enrollment and who remained free of infection through the completion of the seven-month vaccination regimen. Women were followed for an average of two years after enrollment. No cases of CIN 2/3 or AIS were observed in the vaccine group (n=5,301) compared to 21 cases in the placebo group (n=5,258).

     A secondary analysis, also presented at IDSA, evaluated the incidence of CIN 2/3 and AIS starting 30 days after the administration of the first dose in all of the women in the primary analysis group, as well as women who may have become infected with HPV 16 or 18 during the vaccination period. Women who may have violated the protocol in significant ways (for example, by missing certain protocol visits) were also included. On average, these women were followed for approximately two years. In this group, GARDASIL reduced the risk of developing high-grade pre-cancer and non-invasive cancer (CIN 2/3, or AIS) associated with HPV 16 and 18 by 97% (n=5,736); one case was observed in the vaccine group compared to 36 in the placebo group (n=5,766).

     This trial is part of the ongoing Phase III program for GARDASIL, which involves more than 25,000 people in 33 countries worldwide. Merck remains on track to submit a Biologics License Application for GARDASIL to the FDA in the fourth quarter of 2005.

     In other pipeline news, Merck presented two studies of Phase II data on Merck's DPP-4 inhibitor, sitagliptin (MK-0431), a potential new approach in the treatment of type 2 diabetes, at the 41st annual meeting of the European Association for the Study of Diabetes (EASD) held in September. The studies showed that sitagliptin significantly improved glycemic control in patients with primarily mild-to-moderate hyperglycemia and in patients with more severe hyperglycemia, as compared with placebo. In these studies, sitagliptin was generally well tolerated. The Phase III studies of sitagliptin are under way and Merck anticipates filing the New Drug Application (NDA) with the FDA in 2006.

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
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     Last week, Merck and Bristol-Myers Squibb jointly announced that the FDA issued an approvable letter for PARGLUVA, the companies' investigational oral medicine for the treatment of type 2 diabetes. The FDA requested additional safety information from ongoing trials, or those completed since the safety data from the last formal regulatory submission, to address more fully the cardiovascular safety profile of PARGLUVA. The companies are eager to begin discussions with the FDA to address this issue and to determine what additional information may be necessary.

     In September, the FDA's Endocrinologic and Metabolic Drugs Advisory Committee voted to recommend approval of PARGLUVA for use as monotherapy and in combination with metformin for type 2 diabetes.

     Merck continues its strategy of establishing strong external alliances to complement our substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth. This year to date, a substantial number of agreements have been executed or are in the final stages of negotiation.

     In September, for example, FoxHollow Technologies and Merck announced the formation of a novel pharmacogenomics collaboration. The collaboration will focus on analyzing atherosclerotic plaque removed from patient arteries as a means of identifying new biomarkers of atherosclerotic disease progression for use in the development of cardiovascular compounds in Merck's pipeline. The agreement includes a research collaboration of up to three years.

     Agensys, Inc., a cancer biotechnology company, and Merck announced last week that they have formed a global alliance to jointly develop and commercialize AGS-PSCA, Agensys' fully human monoclonal antibody (MAb) to Prostate Stem Cell Antigen (PSCA).

VIOXX UPDATE

     This update supplements information previously provided by the Company. Commencing with the Company's report on Form 10-Q for the first quarter of 2006, the Company generally intends to give updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC).

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
                                      -8-


     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in separate proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the "MDL"), New Jersey state court, California state court, Texas state court and Philadelphia, Pennsylvania. As of Sept. 30, 2005 the Company has been served or is aware that it has been named as a defendant in approximately 6,400 lawsuits, which include approximately 11,700 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 160 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the "VIOXX Product Liability Lawsuits"). Of these lawsuits, approximately 2,900 representing approximately 6,300 plaintiff groups are or are slated to be in the federal MDL and approximately 2,750 representing approximately 2,750 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court before Judge Carol E. Higbee. In addition, as of Sept. 30, 2005, approximately 3,000 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations.

     As previously disclosed, on Aug. 19, 2005, in a trial in state court in Texas, the jury in Ernst v. Merck reached a verdict in favor of the plaintiff and purported to award her a total of $253 million in compensatory and punitive damages. Under Texas law, the maximum amount that could be awarded to the plaintiff is capped at approximately $26 million. The Company intends to appeal this verdict after the completion of post-trial proceedings in the trial court. The Company believes that it has strong points to raise on appeal and is hopeful that the appeals process will correct the verdict.

     As previously reported, the trial in Humeston v. Merck is currently ongoing in New Jersey state Superior Court before a jury, with Judge Higbee presiding.

     On Aug. 3, 2005, Judge Eldon E. Fallon issued an order setting the Evelyn Irvin Plunkett v. Merck case as the first case to be tried in the MDL. The trial currently is scheduled to begin on Nov. 28, 2005, in Houston, Texas and has been brought by Evelyn Irvin Plunkett, on behalf of her late husband Richard Irvin, Jr., who died from an apparent heart attack. Plaintiff alleges that Mr. Irvin took VIOXX for approximately one month.

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
                                      -9-


Judge Fallon has also scheduled three additional trials in the MDL which are currently scheduled to commence in February, March, and April 2006, respectively. In addition, there are other state court trials currently scheduled in the next six months and beyond, including Zajicek v. Merck and Guerra v. Merck, each in Texas, in March and April 2006, respectively.

     Also, the Company has been named as a defendant in separate lawsuits brought by the Attorneys General of Louisiana, Mississippi, and Texas. These actions allege the Company misrepresented the safety of VIOXX and seek (i) recovery of the cost of VIOXX purchased or reimbursed by the state and its agencies; (ii) reimbursement of all sums paid by the state and its agencies for medical services for the treatment of persons injured by VIOXX; (iii) damages under various common law theories; and/or (iv) various remedies under state consumer fraud and fair business practices or Medicaid fraud statutes, including civil penalties.

     On Aug. 15, 2005, a complaint was filed in Oregon state court by the State of Oregon through the Oregon state treasurer on behalf of the Oregon Public Employee Retirement Fund against the Company and certain current and former officers and directors. The complaint, which was brought under Oregon securities law, alleges that plaintiff has suffered damages in connection with its purchases of Merck common stock at artificially inflated prices due to the Company's alleged violations of law related to disclosures about VIOXX.

     In addition, as previously disclosed, on July 29, 2005, a New Jersey state trial court certified a nationwide class of third-party payors (such as unions and health insurance plans) that paid in whole or in part for the VIOXX used by their plan members or insureds. The named plaintiff in that case seeks recovery of certain VIOXX purchase costs (plus penalties) based on allegations that the purported class members paid more for VIOXX than they would have had they known of the product's alleged risks. Merck believes that the class was improperly certified. The trial court's ruling is procedural only; it does not address the merits of the plaintiff's allegations, which the Company intends to defend vigorously. The New Jersey state Superior Court, Appellate Division, has accepted Merck's appeal for review on an expedited basis.

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                                      -10-


     As reported above, the Humeston v. Merck product liability trial is currently ongoing in New Jersey. Additional product liability trials have also been scheduled. The Company cannot predict the timing of any trials with respect to the VIOXX Shareholder Lawsuits. The Company believes that it has meritorious defenses to the VIOXX Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek indeterminate damages, the Company is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the VIOXX Lawsuits. As of Dec. 31, 2004, the Company had established a reserve of $675 million solely for its future legal defense costs related to the VIOXX Lawsuits and the VIOXX Investigations. In the third quarter, the Company did not increase the VIOXX legal defense reserve. The Company will continue to monitor its legal defense costs and review the adequacy of the associated reserves.

     The Company has not established any reserves for any potential liability relating to the VIOXX Lawsuits and the VIOXX Investigations. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the Company's financial position, liquidity and results of operations.

MERCK'S RESPONSE TO GLOBAL NATURAL DISASTERS

     Merck's facilities were not affected by Hurricanes Katrina or Rita. During the quarter, Merck assisted with the hurricane relief efforts by making cash grants and donations of medicines and vaccines totalling more than $12 million. The Company also committed to replacing prescription medicines for patients (through retail pharmacies or Merck's Patient Assistance Program) who may have lost their existing prescriptions as a result of Hurricanes Katrina and Rita. In addition, Merck and its employees have made contributions to the relief efforts in Pakistan and Central America.

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                                      -11-


EARNINGS CONFERENCE CALL

     Investors are invited to a live Web cast of Merck's third-quarter earnings conference call today at 9 a.m. EDT, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom/webcast). Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. EDT today through 5 p.m. EST on Oct. 31. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 9255693.

ABOUT MERCK

     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

     This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2005

     Worldwide net sales will be driven by the Company's major products, including the impact of new studies and indications. Sales forecasts for those products for 2005 are as follows:

                                           WORLDWIDE
     PRODUCT                            2005 NET SALES
     -------                         --------------------
     ZOCOR (Cholesterol modifying)   $4.2 to $4.5 billion
     FOSAMAX (Osteoporosis)          $3.1 to $3.4 billion
     COZAAR/HYZAAR (Hypertension)    $2.9 to $3.2 billion
     SINGULAIR (Respiratory)         $2.9 to $3.2 billion
     Other reported products*        $5.9 to $6.2 billion

     * Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and
          VASOTEC/VASERETIC.

- Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2005, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

- The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2005. Equity Income from Affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck's other joint venture relationships. Equity Income from Affiliates is expected to be approximately $1.5 to $1.7 billion for 2005.

- Merck continues to expect that manufacturing productivity will offset inflation on product costs.

- Product gross margin percentage is estimated to be approximately 77 to 78% for the full-year 2005.

- Research and Development expense (which excludes joint ventures) is estimated to decline at a low-to-mid single-digit percentage rate versus the full-year 2004 level. The full-year 2004 level referred to includes acquired R&D expenses in that year.

- Marketing and Administrative expense is anticipated to increase at a mid single-digit percentage growth rate over the full-year 2004 level. The full-year 2004 level excludes the costs related to the withdrawal of VIOXX and the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation. The full-year 2004 and full-year 2005 exclude the costs associated with position eliminations that occurred in 2004 and in the third quarter of 2005.

- The consolidated 2005 tax rate is estimated to be approximately 27.5 to 28.5% (excluding the net tax charge in the second quarter).

- Merck plans to continue its stock buyback program in 2005. As of Sept. 30, $7.8 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

     Given these guidance elements, Merck anticipates full-year 2005 EPS of $2.47 to $2.51, excluding the net tax charge of $0.29 cents in the second quarter. Merck anticipates reported full-year 2005 EPS of $2.18 to $2.22.

     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.

ABOUT MERCK

     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

     This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

                                      # # #

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended September 30, 2005, compared with the corresponding period of the prior year.

                                                     Merck & Co., Inc.
                                                   Consolidated Results
                                      (In Millions Except Earnings per Common Share)
                                                Quarter Ended September 30
                                                        (Unaudited)
                                      ----------------------------------------------
                                                                        %
                                                 2005       2004     Change
                                               --------   --------   ------
Sales                                          $5,416.2   $5,538.1     -2%

Costs, Expenses and Other
   Materials and production                     1,238.8    1,364.2     -9
   Marketing and administrative (1)             1,741.2    1,752.9     -1
   Research and development                       942.6      919.3      3
   Equity income from affiliates                 (480.1)    (307.1)    56
   Other (income) expense, net                    (24.7)      (4.2)     *

Income Before Taxes                             1,998.4    1,813.0     10

Taxes on Income (2)                               577.5      487.4

Net Income                                     $1,420.9   $1,325.6      7

Average Shares Outstanding
   Assuming Dilution                            2,197.0    2,226.2

Earnings per Common Share
   Assuming Dilution                              $0.65      $0.60      8

*    >100%

(1) Marketing and administrative expense includes $80 million and $34 million for restructuring costs recorded in 2005 and 2004, respectively.

(2) The effective tax rate was 28.9% and 26.9% for the third quarter of 2005 and 2004, respectively.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the nine months ended September 30, 2005, compared with the corresponding period of the prior year.

                                                     Merck & Co., Inc.
                                                   Consolidated Results
                                      (In Millions Except Earnings per Common Share)
                                              Nine Months Ended September 30
                                                        (Unaudited)
                                      ----------------------------------------------
                                                                         %
                                                 2005        2004     Change
                                              ---------   ---------   ------
Sales                                         $16,246.0   $17,190.7      -5%

Costs, Expenses and Other
    Materials and production                    3,670.9     3,676.2      --
    Marketing and administrative (1)            5,109.8     4,980.5       3
    Research and development (2)                2,736.0     2,901.6      -6
    Equity income from affiliates              (1,130.5)     (722.3)     57
    Other (income) expense, net                    15.8      (240.0)      *

Income Before Taxes                             5,844.0     6,594.7     -11

Taxes on Income (3)                             2,332.4     1,882.4

Net Income                                    $ 3,511.6   $ 4,712.3     -25

Average Shares Outstanding
   Assuming Dilution                            2,204.3     2,229.5

Earnings per Common Share
   Assuming Dilution                              $1.59       $2.11     -25

Adjusted Net Income and Earnings
   per Common Share
      Net Income (4)                          $ 4,151.9   $ 4,712.3     -12
      Earnings per Common Share
         Assuming Dilution (4)                    $1.88       $2.11     -11
      Effective Tax Rate                           29.0%       28.5%

*    > 100%

(1) Marketing and administrative expense includes $95 million and $90 million for restructuring costs recorded for the first nine months of 2005 and 2004, respectively.

(2) Research and development expense includes acquired research expense of $125 million resulting from the acquisition of Aton Pharma, Inc. in 2004 and licensing expense for research collaborations, including the initial payments of $100 million to Bristol-Myers Squibb and $70 million to Lundbeck in 2004.

(3) The effective tax rate was 39.9% and 28.5% for the first nine months of 2005 and 2004, respectively. Included in the second quarter 2005 is a net tax charge of $640 million primarily related to the American Jobs Creation Act. This net tax charge resulted in an increase of 10.9 percentage points to the effective tax rate for the first nine months of 2005.

(4) The difference between as reported net income and earnings per common share and adjusted net income and earnings per common share is the exclusion of $640 million of net tax charge, or $0.29 per share, as described in footnote (3).